Exhibit 99.1
Aviat Networks Announces Corporate Restructuring Plan
Plan will reduce operating costs and improve business processes
Santa Clara, CA — August 12, 2010— Aviat Networks, Inc. (“Aviat,” Nasdaq: AVNW), a leading wireless expert in advanced IP network migration, today announced that it is implementing a corporate restructuring plan to reduce operating costs, restore profitability and establish a platform to drive sustainable revenue growth.
The Company expects to realize a reduction in annual spending of $30 to $35 million as a result of a number of actions. In connection with the restructuring plan, Aviat Networks will incur pre-tax restructuring charges currently estimated to be approximately $11 to $13 million related to severance costs as well as impairment of facilities and other assets. The Company expects to record these charges in fiscal 2011. Aviat Networks believes that the restructuring will have no long term impact on the Company’s ability to generate revenue.
As part of its restructuring plan, Aviat Networks plans to reduce its global workforce and consolidate its global presence by closing and/or relocating select facilities. The workforce reduction will be achieved through severance programs and attrition, with most of the key actions occurring in the first and second quarters of fiscal 2011. Prior to this announcement, the Company had already ceased manufacturing operations in San Antonio, and had begun consolidating operations in India and in China. In addition, the Company is implementing certain changes in its processes designed to enhance responsiveness to customers and to accelerate decision-making.
“Our Board has been focused for some time on actions to reduce costs, refocus the product portfolio to match current customer needs, and optimize our business model,” said Chuck Kissner, recently appointed Chairman and CEO of Aviat Networks. “The restructuring program that we are announcing today is an important step for the Company as we work to restore profitability and focus our programs to drive sustainable revenue growth. This was a difficult decision for our management team and Board given the significant contributions made by all of our employees in expanding Aviat Networks’ presence in recent years. However, the actions we are taking are clearly necessary as we look to improve our business fundamentals and drive shareholder value.”
“Cost reductions are the first step in improving Aviat Networks’ performance. As we look ahead, we will focus on maintaining an efficient cost structure, concentrating on the right product portfolio and optimizing our business model. As we previewed in our prior release, we will discuss the key actions we plan to implement upon completion of our comprehensive strategic plan during our next earnings call. We remain committed to driving sustainable, profitable growth and enhanced shareholder value through innovation and operational excellence,” Kissner concluded.

The Company will provide more details of the restructuring announcement including the effects on the financial model, on its regularly scheduled earnings call, which it plans to host in late August 2010. All savings and charges indicated in this press release are estimates and subject to change.
About Aviat Networks, Inc.
Aviat Networks, Inc. (NASDAQ: AVNW), previously known as Harris Stratex Networks, Inc. is a leading wireless expert in advanced IP network migration, building the foundation for the 4G/LTE broadband future. We offer best-of-breed transformational wireless solutions, including LTE-ready microwave backhaul, WiMAX access and a complete portfolio of essential service options that enable wireless public and private telecommunications operators to deliver advanced data, voice and video and mobility services around the world. Aviat Networks is agile and adaptive to anticipate what’s coming to help our customers make the right choices, and our products and services are designed for flexible evolution, no matter what the future brings. With global reach and local presence on the ground we work by the side of our customers, allowing them to quickly and cost effectively seize new market and service opportunities, while managing migration toward an all-IP future. For more information, please visit www.aviatnetworks.com or join the dialogue at www.twitter.com/aviatnetworks.
Forward-Looking Statements
The information contained in this document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. All statements, trend analyses and other information contained herein about the markets for the services and products of Aviat Networks and trends in revenue, as well as other statements identified by the use of forward-looking terminology, including “anticipated”, “believe”, “plan”, “estimate”, “expect”, “goal”, “will”, “see”, “continues”, “delivering”, “view”, and “intend”, or the negative of these terms or other similar expressions, constitute forward-looking statements. These forward-looking statements are based on estimates reflecting the current beliefs of the senior management of Aviat Networks. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should therefore be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:
•	continued weakness in the global economy affecting customer spending;

•	continued price erosion as a result of increased competition in the microwave transmission industry;

•	the volume, timing and customer, product and geographic mix of our product orders may have an impact on our operating results;

•	the ability to maintain projected product rollouts, product functionality, anticipated cost reductions or market acceptance of planned products;

•	the ability to retain key personnel;

•	the ability to achieve business plans for Aviat Networks;

•	the ability to manage and maintain key customer relationships;

•	uncertain economic conditions in the telecommunications sector combined with operator and supplier consolidation which makes it difficult to estimate growth;

•	future costs or expenses related to litigation;

•	the ability of our subcontractors to perform or our key suppliers to manufacture or deliver material;

•	customers may not pay for products or services in a timely manner, or at all;

•	the failure of Aviat Networks to protect its intellectual property rights and its ability to defend itself against intellectual property infringement claims by others;

•	currency and interest rate risks;

•	the impact of political, economic and geographic risks on international sales.
For more information regarding the risks and uncertainties for our business, see “Risk Factors” in our form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 4, 2009 as well as other reports filed by Aviat Networks, Inc., previously known as Harris Stratex Networks, Inc., with the SEC from time to time. Aviat Networks undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.
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Contacts:
Investors: Candace Lattyak, Aviat Networks, 408-567-7121, candace.lattyak@aviatnet.com
Media: Cynthia Johnson, Aviat Networks, 408-550-3321, cynthia.johnson@aviatnet.com